Ex. 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Axim Biotechnologies, Inc.

6191 Cornerstone Court, E. Suite 114

San Diego, CA 92121

We consent to the inclusion in this Registration Statement of Axim Biotechnologies, Inc., (the Company) on Form S-1 Amendment No. 1 (No. 333-256162) of our report dated April 15, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2020 and 2019 and for the each of the years in the two year period ended December 31, 2020.

We consent to the use of our name as it appears under the caption “Experts”.

/s/ RBSM LLP\ Draft

RBSM LLP

Larkspur, CA

June 9, 2021